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                                                                    Exhibit 3.17

                               AMENDMENT NO. 1 TO

                             STOCK OPTION AGREEMENT

          This Amendment No. 1 (the "Amendment") to the Stock Option Agreement dated April 18, 1997 (the "Option Agreement") is made as of May 29, 1997 by and among Food Extrusion, Inc., a Nevada corporation (the "Company") and Allen J. Simon (the "Executive").

                                    RECITALS

          A. The Company and the Executive entered into the Option Agreement pursuant to which the Company granted Executive an option to purchase 2,000,000 shares of the Company's Common Stock at an option price of $2.00 per share.

          B. The Company and the Executive desire to amend the Option Agreement pursuant and subject to the terms and conditions of this Amendment.

          In consideration of these premises and of the mutual promises contained in this Amendment and in the Option Agreement, the parties hereby agree as follows:

               1. Vesting and Exercise of Option.

          The introductory paragraph of Section 2 and Section 2(a) are hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                  2. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term as follows:

                    (a) The Option shall vest and become exercisable with respect to one-third of the Shares (or 666,667) subject to the Option immediately, an additional one-third of the Shares (or 666,667) shall vest and become exercisable on April 18, 1998; and the remaining one-third of the Shares (or 666,666) shall vest and become exercisable on April 18, 1999. Subject to the provisions of subparagraph (b) below, the Executive can exercise any portion of the Option which has vested until the expiration of the Option term.

          Notwithstanding the foregoing, but subject to the provisions of subparagraph (b) below, at the election of the Executive, the Option can be

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exercised  in  whole  or in part at any  time as to the  Shares  which  have not vested, provided that the Executive shall, as a condition of such exercise, execute and deliver the Restricted Stock Purchase Agreement in the form of Exhibit A hereto (the "Purchase Agreement"), pursuant to which the Company shall be granted a Repurchase Option as to all Unvested Shares and a Right of First Refusal as to all Vested Shares (as such terms are defined in the Purchase Agreement).

         2.       Method of Exercise.

         Section 7 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                  7. In order to exercise the Option, in whole or in part, the Executive shall give written notice to the Company, specifying the number of Shares to be purchased and the purchase price to be paid, and accompanied by the payment of the purchase price. Such purchase price may be paid in cash, a certified check, or a bank check payable to the Company, or delivery to the Company of his unconditional Promissory Note Secured by Pledge of Stock in the form of Exhibit B hereto (the "Promissory Note") in the principal amount of the purchase price, or in whole shares of Common Stock evidenced by negotiable certificates, valued at their fair market value on the date of exercise, or in a combination of the foregoing. Alternatively, the Option may be exercised, in whole or in part, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and such other documents as the Company may require. Upon receipt of payment, the Company shall deliver to the Executive (or to any other person entitled to exercise the Option) a certificate or certificates for such Shares. If certificates representing shares of Common Stock are used to pay all or part of the purchase price of the Option, separate certificates shall be delivered by the Company representing the same number of shares as each certificate so used and an additional certificate shall be delivered representing the additional shares to which the Executive is entitled as a result of exercise of the Option.

         3. Effect of Amendment. Except as otherwise modified hereby, the terms of the Subscription Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


FOOD EXTRUSION, INC.                         ALLEN J. SIMON


By: /s/ D.McPeak                             By: /s/ Allen Simon
   --------------                               ------------------
Title:Chairman                               Address:3030 Washington St.
                                                     San Francisco, CA  94115